Exhibit 99.1
Terayon Shows Latest Cable Modem and Other Home Access Solutions
at Texas Instruments’ ‘Toy Tour’
Santa Clara, California — August 10, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital networking applications and home access solutions, is showing several of its latest Home Access solutions at Texas Instruments Incorporated (TI) ‘Toy Tour,’ a multi-city and multi-nation traveling tour which highlights the latest, most innovative consumer electronics based on TI technology. The tour is in San Francisco this week, after a successful event in New York, and will move on to major cities in Europe and Asia in September and October.
     “For more than 10 years, Terayon has developed Home Access solutions, such as our cable modems and eMTAs (embedded Multimedia Terminal Adaptor), that have enabled literally millions of consumers worldwide to enjoy high-speed Internet access, VoIP (Voice over Internet Protocol) telephony and other broadband services,” said Kanaiya Vasani, vice president of marketing for Terayon. “Utilizing state-of-the-art technology from TI is a strategic advantage, allowing us to focus on developing unique features that differentiate our products from the competition, secure in the knowledge that TI is continually refining the chips to keep them at the cutting edge.”
     “The broadband revolution has — and continues to — create new services which drive the need for new, more powerful and feature-rich consumer electronics devices,” said Irvind Ghai, worldwide marketing manager for TI’s cable products group. “TI is committed to lead the worldwide voice revolution with its leading position in DOCSIS system design and field hardened Telogy software. We are pleased that Terayon has chosen to participate in our consumer electronics event.”
     Terayon is showing two of its latest TI-based products at the Toy Tour, the TJ 716x cable modem, which is certified to meet the DOCSIS 2.0 cable data standard, and the TJ 955 eMTA, which supports VoIP telephony service and high-speed Internet access.

     About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com
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Press contact:	Investor contact:

Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of Terayon’s cable modem, eMTA and other Home Access solutions products, Terayon’s ability to develop innovative features for its Home Access solutions products, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including the 10-K for the year ended Dec. 31, 2004, and the 10-Q for the quarter ended June 30, 2005.
Note: Terayon, CherryPicker and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.